Exhibit 99.1

Contacts
Zhone Investor Relations	Zhone Public Relations
Tel: +1 510.777.7013	Tel: +1 404.460.8578
Fax: +1 510.777.7001	E: aurora.arlet@edelman.com
E: investor-relations@zhone.com

Zhone Technologies Granted 180-Day Extension by Nasdaq to Regain Compliance with Minimum Bid Price Rule

Oakland, CA — December 19, 2012 — Zhone Technologies, Inc. (NASDAQ: ZHNE), a global leader in FTTx network access solutions, today announced that on December 19, 2012, it received notification from The Nasdaq Stock Market granting the company an additional 180-day period, or until June 17, 2013, to regain compliance with Nasdaq’s minimum $1.00 bid price per share rule required for continued listing on The Nasdaq Capital Market.

To regain compliance, the closing bid price of the Company’s common stock must be at or above $1.00 per share for a minimum of 10 consecutive business days prior to June 17, 2013.

If the company does not regain compliance by the end of this second grace period, it will receive notification from Nasdaq that its shares are subject to delisting. At that time, the company may then appeal the delisting determination to a Hearings Panel.

There can be no assurances that the company will be able to regain compliance with the Nasdaq minimum bid price rule and thereby maintain the listing of its common stock.

About Zhone Technologies

Zhone Technologies, Inc. (NASDAQ: ZHNE) is a global leader in all IP multi-service access solutions, serving more than 750 of the world’s most innovative network operators. The IP Zhone is the only solution that enables service providers to build the network of the future…today, supporting end-to-end Voice, Data, Entertainment Social Media, Business, Mobile Backhaul and Mobility service. Zhone is committed to building the fastest and highest quality All IP Multi-Service solution for its customers. Zhone is headquartered in California and its products are manufactured in the USA in a facility that is emission, waste-water and CFC free.

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or products names are all subject to change without notice.

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